LAW OFFICES OF DAVID C. MCGRAIL
676A Ninth Avenue #211
New York, New York 10036
(646) 290-6496
(646) 224-8377 Facsimile
David C. McGrail (DM 3904)

Counsel to PubliCARD, Inc.

UNITED STATES BANKRUPTCY COURT
SOUTHERN DISTRICT OF NEW YORK

)
In re:	)	Chapter 11
)
PUBLICARD, INC.,	)	Bankr. Case No.: 07-11517 (RDD)
)
Debtor.	)
)

FIRST AMENDED PLAN OF REORGANIZATION OF DEBTOR PUBLICARD, INC.

Submitted by:

/s/ David C. McGrail
LAW OFFICES OF DAVID C. MCGRAIL David C. McGrail 676A Ninth Avenue #211 New York, New York 10036

Counsel to PubliCARD, Inc.

Dated: November 19, 2007

PubliCARD, Inc. the above-captioned debtor and debtor-in-possession, proposes the following first amended plan of reorganization pursuant to Chapter 11 of the Bankruptcy Code.

ARTICLE I

DEFINITIONS

The following terms used in the Plan shall have the meanings specified below, and such meanings shall be equally applicable to both the singular and plural forms of such terms, unless the context otherwise requires. Any terms defined in the Disclosure Statement and not otherwise defined herein shall have the meanings set forth in the Disclosure Statement when used herein. Any terms used in the Plan, whether or not capitalized, that are not defined in the Plan or in the Disclosure Statement, but that are defined in the Bankruptcy Code or the Bankruptcy Rules shall have the meanings set forth in the Bankruptcy Code or the Bankruptcy Rules.

1.1. Administrative Claims: The collective reference to all Claims for costs and expenses of administration of this Case with priority under Bankruptcy Code § 507(a)(2), costs and expenses allowed under Bankruptcy Code § 503(b), the actual and necessary costs and expenses of preserving the Estate of the Debtor and operating the Debtor’s business, any indebtedness or obligations incurred or assumed by the Debtor pursuant to Bankruptcy Code § 364 or otherwise, professional fees and expenses of the Debtor to the extent allowed by an order of the Bankruptcy Court under Bankruptcy Code § 330(a) or § 331.

1.2. Allowance Date: With reference to a particular Claim or Interest, the date on which such Claim becomes an Allowed Claim or Interest; provided, however, that, if a Claim or Interest becomes an Allowed Claim or Interest pursuant to an order of the Bankruptcy Court, the Allowance Date shall be the date on which such order becomes a Final Order, and if a Claim or Interest becomes an Allowed Claim or Interest pursuant to the Plan, the Allowance Date shall be deemed the Effective Date.

1.3. Allowed: Such word shall mean (a) any Claim against the Debtor that has been listed by the Debtor in the Schedules as liquidated in an amount greater than zero dollars and not disputed or contingent and for which no contrary Proof of Claim has been filed and as to which no timely objection has been interposed; (b) any Interest in the Debtor that has been listed by the Debtor pursuant to Bankruptcy Rule 1007 on account of which no contrary Proof of Interest has been filed and as to which no timely objection has been interposed; (c) any Claim or Interest as to which a Proof of Claim or Proof of Interest has been timely filed and (i) no objection to the allowance thereof has been timely interposed on or before the Claims Objection Deadline and (ii) such Claim has not been withdrawn, paid in full (pursuant to a prior order of the Bankruptcy Court or otherwise), or otherwise deemed satisfied in full; (d) any Claim or Interest as to which any objection thereto has been determined by a Final Order in favor of the respective Claim or Interest Holder, or any such objection has been settled, waived through payment, or withdrawn; (e) any Claim or Interest that has otherwise been allowed by a Final Order; (f) any Claim as to which, upon the lifting of the automatic stay pursuant to Bankruptcy Code § 362, the liability of the Debtor, allowance, and the amount thereof are determined by a Final Order of a court of competent jurisdiction other than the Bankruptcy Court; or (g) any Administrative Claim for goods or non-professional services provided to the Debtor during this Case in the ordinary course of the Debtor’s business that has not been withdrawn, paid in full (pursuant to a prior order of the Bankruptcy Court or otherwise in the ordinary course of the Debtor’s business), or otherwise deemed satisfied in full in the ordinary course of the Debtor’s business. Unless otherwise ordered by the Bankruptcy Court prior to Confirmation, or as specifically provided to the contrary in this Plan with respect to any particular Claim, an “Allowed” Claim shall not include any interest on such Claim to the extent accruing or maturing on or after the Petition Date.

1.4. Allowed . . . Claims: All Allowed Claims in the particular Class or of the specific type or nature described.

1.5. Allowed . . . Interests: All Allowed Interests in the particular Class or of the specific type or nature described.

1.6. Amended and Restated By-Laws: The by-laws of the Reorganized Debtor, a form of which is attached hereto as Exhibit 1.

1.7. Amended and Restated Certificate of Incorporation: The certificate of incorporation of the Reorganized Debtor, a form of which is attached hereto as Exhibit 2.

1.8. Assets: All of the right, title, and interest of the Debtor in and to any and all assets and property, whether tangible, intangible, real, or personal, that constitute property of the Estate within the purview of Bankruptcy Code § 541, including any and all claims, Causes of Action, and/or rights of the Debtor under federal and/or state law.

1.9. Avoidance Claims: All of the Debtor’s and the Estate’s Causes of Action against Persons arising under any of Bankruptcy Code § 547, 548, 549, or 550, or under similar or related state or federal statutes and common law, including all preference, fraudulent conveyance, fraudulent transfer, and/or other similar avoidance claims, rights, and Causes of Action, whether or not litigation has been commenced as of the Effective Date to prosecute such Avoidance Claims.

1.10. Bankruptcy Code: Title 11 of the United States Code, as amended from time to time and made applicable to this Case.

1.11. Bankruptcy Court: The United States Bankruptcy Court for the Southern District of New York or any other court of competent jurisdiction exercising jurisdiction over this Case.

1.12. Bankruptcy Rules: The Federal Rules of Bankruptcy Procedure, promulgated under Section 2075, Title 28, United States Code, as amended from time to time, and made applicable to this Case.

1.13. Business Day: A day other than a Saturday, Sunday, “legal holiday” (as such term is defined in Bankruptcy Rule 9006(a)), or any other day on which commercial banks in New York, New York are authorized or required by law to close.

1.14. (This) Case: The case of the Debtor commenced by a voluntary petition under Chapter 11 of the Bankruptcy Code, filed on the Petition Date, in the Bankruptcy Court.

1.15. Cash: Legal tender of the United States of America and equivalents thereof.

1.16. Cause of Action: Any and all actions, proceedings, causes of action, claims, suits, accounts, controversies, rights to legal or equitable remedies, and rights to payment, whether known, unknown, reduced to judgment, not reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, secured, or unsecured and whether asserted or unasserted, in law, equity or otherwise.

1.17. Chapter 11: Chapter 11 of the Bankruptcy Code.

1.18. Claim: Any right to payment from the Debtor arising, or with respect to which the obligation giving rise to such right has been incurred, before the Effective Date, whether or not such right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured, or unsecured; or any right to an equitable remedy for breach of performance arising, or with respect to which the obligation giving rise to such right has been incurred, before the Effective Date, if such breach gives rise to a right to payment from the Debtor, whether or not such right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured, or unsecured.

1.19. Claims Objection Deadline: With respect to any Claim or Interest, the date on or before the later of (i) the 60th day following the Effective Date, (ii) the 60th day after the date a Proof of Claim or Interest or request for payment, as applicable, is filed, or (iii) such later date as may be established from time to time by entry of an order, prior to the expiration of the dates set forth in clauses (i) and (ii) hereof, by the Bankruptcy Court establishing the last date for filing objections to Claims.

1.20. Class: A category, designated herein, of Claims or Interests that are substantially similar to the other Claims or Interests in such category as specified in Article II hereof.

1.21. Confirmation: The entry on the docket of the Bankruptcy Court of the Confirmation Order.

1.22. Confirmation Date: The date upon which Confirmation occurs.

1.23. Confirmation Order: The order of the Bankruptcy Court confirming the Plan, a proposed form of which is attached hereto as Exhibit 3.

1.24. Contribution Agreement: That certain contribution agreement between the Debtor and the Funding Party, dated October 26, 2007, a copy of which is attached hereto as Exhibit 4 and is incorporated herein by reference.

1.25. Creditor: Any Holder of a Claim against the Debtor that arose (or is based on an obligation incurred) on or before the Petition Date, including any Allowed Claim against the Estate of a kind specified in Bankruptcy Code § 502(g), (h), or (i).

1.26. Debtor: PubliCARD, Inc.

1.27. Debtor Parties: Collectively, the Debtor, the Reorganized Debtor, the Estate, and any Person seeking to exercise the rights of the Estate, including any successor to the Debtor or any Estate representative appointed or selected pursuant to Bankruptcy Code § 1123(b) or otherwise (including any Chapter 11 or Chapter 7 trustee appointed in this case), on their own behalf and on behalf of all the Debtor’s Creditors and Interest Holders and derivatively.

1.28. Disclosure Statement: The first amended disclosure statement and all supplements and exhibits thereto that relate to the Plan and are approved by the Bankruptcy Court pursuant to Bankruptcy Code § 1125.

1.29. Disputed Claim: A Claim as to which a Proof of Claim has been filed, or deemed filed under applicable law, as to which an objection has been or may be timely filed and which objection, if timely filed, has not been withdrawn and has not been overruled or denied by a Final Order. Prior to the Claims Objection Deadline, for the purpose of the Debtor’s obligation under Section 6.10(a) of the Plan to establish the Disputed Claims Reserve and for all other purposes under the Plan, a Claim shall be considered a Disputed Claim to the extent of the applicable dispute if: (i) the amount of the Claim specified in the Proof of Claim exceeds the amount of any corresponding Claim scheduled by the Debtor in its Schedules; (ii) any corresponding Claim scheduled by the Debtor in its Schedules has been scheduled as disputed, contingent, or unliquidated, irrespective of the amount scheduled; or (iii) no corresponding Claim has been scheduled by the Debtor in its Schedules.

1.30. Disputed Claims or Interest Reserve: This term shall have the meaning set forth in Section 6.10(a) hereof.

1.31. Disputed Class . . . Claim: Any Disputed Claim in the particular Class described.

1.32. Disputed Class . . . Interest: Any Disputed Interest in the particular Class described.

1.33. Disputed Interest: An Interest as to which a Proof of Interest has been filed, or deemed filed under applicable law, as to which an objection has been or may be timely filed and which objection, if timely filed, has not been withdrawn and has not been overruled or denied by a Final Order. An Interest shall be considered a Disputed Interest in its entirety if: (i) the amount of the Interest specified in the applicable Proof of Interest exceeds the amount of any corresponding Interest scheduled in the applicable books and records (including any transfer ledger) of the Debtor (with respect to Old PubliCARD Preferred Stock Interests) or the Old PubliCARD Common Stock Transfer Agent (with respect to Old PubliCARD Common Stock Interests), as of the Distribution Date; or (ii) no corresponding Interest has been scheduled in the applicable books and records (including any transfer ledger) of the Debtor (with respect to Old PubliCARD Preferred Stock Interests) or the Old PubliCARD Common Stock Transfer Agent (with respect to Old PubliCARD Common Stock Interests), as of the Distribution Date.

1.34. Distribution Date: The Effective Date (or as soon thereafter as is practicable).

1.35. Effective Date: The Business Day on which the Plan becomes effective as provided in Article VIII hereof.

1.36. Estate: The estate of the Debtor in this Case, created pursuant to Bankruptcy Code § 541.

1.37. Executory Contract: Any executory contract or unexpired lease, subject to Bankruptcy Code § 365, between the Debtor and any other Person or Persons.

1.38. Final Order: An order or judgment entered by the Bankruptcy Court or other applicable court that has not been reversed or stayed and as to which the time to appeal, petition for certiorari, or move for reargument or rehearing has expired and as to which no appeal, petition for certiorari, or other proceedings for reargument or rehearing shall then be pending or as to which any right to appeal, petition for certiorari, reargue, or rehear shall have been waived in writing in form and substance satisfactory to the Debtor or, in the event that an appeal, writ of certiorari, or reargument or rehearing thereof has been sought, such order or judgment of the Bankruptcy Court or other applicable court shall have been affirmed by the highest court to which such order or judgment was appealed, or certiorari has been denied, or from which reargument or rehearing was sought, and the time to take any further appeal, petition for certiorari or move for reargument or rehearing shall have expired; provided, however, that the possibility that a motion under Bankruptcy Code § 502(j), Rule 59, or Rule 60 of the Federal Rules of Civil Procedure, or any analogous rule under the Bankruptcy Rules may be but has not then been filed with respect to such order or judgment shall not cause such order or judgment not to be a Final Order.

1.39. Funding Party: The 500 Group, LLC.

1.40. General Unsecured Claims: Unless otherwise specified in this Plan, all Claims (including any Rejection Claims, any Claims as provided for in, and determined in accordance with, Bankruptcy Code § 506(a), and any undersecured or unsecured portions of Secured Claims, to the extent the Holder thereof has not timely elected application of Bankruptcy Code § 1111(b)(2) with respect to such Claim) against the Debtor, provided that, in each case, such Claims are (A) not (i) Secured Claims (as provided for, and determined in accordance with, Bankruptcy Code § 506(a)); (ii) Administrative Claims; (iii) Priority Claims; or (iv) Tax Claims and (B) not otherwise entitled to priority under the Bankruptcy Code or an order of the Bankruptcy Court.

1.41. Holder: The beneficial owner of any Claim or Interest.

1.42. Insured Claim: Any Claim arising from an incident or occurrence alleged to have occurred prior to the Effective Date that is covered under an insurance policy applicable to the Debtor or its business.

1.43. Interest: An ownership interest in the Debtor as evidenced by an equity security (as such term is defined in Bankruptcy Code § 101(16)) of the Debtor.

1.44. Lien: Any lien, security interest, or other charge or encumbrance of any kind (including on any personal property or real property), or any other type of preferential arrangement, easement, right of way, or other encumbrance on title to real property.

1.45. New Common Stock: The shares of common stock, par value $.01 per share, of the Reorganized Debtor, to be issued and distributed in the manner provided by the Plan.

1.46.Non-Debtor Releasing Parties: Collectively, each and every Person that has held, holds, or may hold a Claim or Interest and that receives a distribution under this Plan or has its Claim Reinstated.

1.47. Old PubliCARD Common Stock: The 40,000,000 authorized shares of common stock, 24,940,403 of which are issued and are outstanding, and any options, warrants, or rights, contractual or otherwise, to acquire any shares of such common stock.

1.48. Old PubliCARD Common Stock Transfer Agent: Continental Stock Transfer & Trust Co.

1.49. Old PubliCARD Preferred Stock: The 1,000 authorized shares of preferred stock, 465 of which are issued and are outstanding, and any options, warrants, or rights, contractual or otherwise, to acquire any shares of such preferred stock.

1.50. Old PubliCARD Preferred Stock Certificates: Those certain certificates, together with all documents, instruments, and agreements related thereto (including the Certificate of Designation, Preferences and Rights of Class A Preferred Stock, Second Series, of PubliCARD, Inc., dated November 29, 2000) or entered into in connection therewith (as the same may have been amended or supplemented from time to time), reflecting the respective Holders’ Interests in the Old PubliCARD Preferred Stock.

1.51. Person: An individual, corporation, partnership, limited liability company, association, joint stock company, joint venture, estate, trust, unincorporated organization, government or any political subdivision thereof, or any other entity.

1.52. Petition Date: May 17, 2007, the date upon which the petition for relief under Chapter 11 with respect to the Debtor commencing this Case was filed.

1.53. Plan: This First Amended Plan of Reorganization, and all supplements and exhibits hereto, as the same may be amended or modified by the Debtor from time to time pursuant to, and in accordance with the Bankruptcy Code and the Bankruptcy Rules.

1.54. Plan Documents: The documents and forms of documents specified or referenced in the Plan, and/or to be executed by the Debtor and/or the Reorganized Debtor pursuant to the terms of the Plan (including the Contribution Agreement, the Amended and Restated By-Laws, and the Amended and Restated Certificate of Incorporation), as all such documents and forms of documents may be amended and/or supplemented from time to time in accordance with the Plan.

1.55. Plan Funding: $500,000.

1.56. Plan Rejection Bar Date: Such term shall have the meaning ascribed to it in Plan Section 7.1(b).

1.57. Priority Claims: All Claims that are entitled to priority pursuant to Bankruptcy Code § 507(a) or (b) that are not Administrative Claims or Tax Claims.

1.58. Professional(s): Any professional(s) employed in this Case pursuant to Bankruptcy Code §§ 327, 328, or 1103 or otherwise, and any professional(s) seeking compensation or reimbursement of expenses in connection with this Case pursuant to Bankruptcy Code §§ 330, 331, and/or 503(b)(4).

1.59. Professional Fees: All fees due and owing to any Professional for compensation or reimbursement of costs and expenses relating to services incurred on and after the Petition Date and prior to the Effective Date.

1.60. Proof of Claim: Any written statement filed in this Case by a Creditor in which such Creditor sets forth the amount owed and sufficient detail to identify the basis for a Claim.

1.61. Proof of Interest: Any written statement filed in this Case by a Holder of an Interest in which such Interest Holder sets forth the Interest owned and sufficient detail to identify the basis for an Allowed Interest.

1.62. Reinstated or Reinstatement: Either (i) leaving unaltered the legal, equitable, and contractual right to which a Claim entitles the Holder of such Claim so as to leave such Claim unimpaired in accordance with Bankruptcy Code § 1124 or (ii) notwithstanding any contractual provision or applicable law that entitles the Holder of such Claim to demand or receive accelerated payment of such Claim after the occurrence of a default, (a) curing any such default that occurred before or after the Petition Date, other than a default of a kind specified in Bankruptcy Code § 365(b)(2) or of a kind that Bankruptcy Code § 365(b)(2) expressly does not require to be cured; (b) reinstating the maturity of such Claim as such maturity existed before such default; (c) compensating the Holder of such Claim for any damages incurred as a result of any reasonable reliance by such Holder on such contractual provision or such applicable law; (d) if such Claim arises from any failure to perform a nonmonetary obligation, other than a default arising from a failure to operate a nonresidential real property lease subject to Bankruptcy Code § 365(b)(1)(A), compensating the Holder of such Claim (other than the Debtor or an insider) for actual pecuniary loss incurred by such Holder as a result of such failure; and (e) not otherwise altering the legal, equitable, or contractual rights to which such Claim entitles the Holder of such Claim; provided, however, that any contractual right that does not pertain to the payment when due of principal and interest on the obligation on which such Claim is based, including, but not limited to, financial covenant ratios, negative pledge covenants, covenants or restrictions on merger or consolidation, and affirmative covenants regarding corporate existence, prohibiting certain transactions or actions contemplated by the Plan, or conditioning such transactions or actions on certain factors, shall not be required to be reinstated in order to accomplish the Reinstatement.

1.63. Rejection Claims: All Claims arising as a result of the Debtor’s rejection of an Executory Contract pursuant to Bankruptcy Code §§ 365 and 1123, subject to the limitations provided in Bankruptcy Code § 502(b) or otherwise.

1.64. Released Party: Collectively, the Debtor and the Reorganized Debtor and their successors, assigns, subsidiaries, affiliates, directors and officers as of the Petition Date, employees, stockholders, and professionals, and any Person claimed to be liable derivatively through any of the foregoing.

1.65. Releasing Party or Releasing Parties: Either a Non-Debtor Releasing Party or a Debtor Party (as applicable), or collectively, the Non-Debtor Releasing Parties and the Debtor Parties (as applicable).

1.66. Reorganized Debtor: Chazak Value Corp., as reorganized on and after the Effective Date.

1.67. Schedules: The respective schedules of assets and liabilities and the statements of financial affairs filed in the Bankruptcy Court by the Debtor in accordance with Bankruptcy Code § 521, as such schedules or statements may be amended or supplemented from time to time in accordance with Bankruptcy Rule 1009 or an order of the Bankruptcy Court.

1.68. Secured Claims: All Claims that are secured by a properly perfected and not otherwise avoidable lien on property in which an Estate has an interest or that is subject to setoff under Bankruptcy Code § 553, to the extent of the value of the Claim Holder’s interest in the applicable Estate’s interest in such property or to the extent of the amount subject to setoff, as applicable, as determined pursuant to Bankruptcy Code § 506(a) and, if applicable, § 1129(b); provided, however, that if the Holder of a Secured Claim is entitled to and does timely elect application of Bankruptcy Code § 1111(b)(2), then such Holder’s Claim shall be a Secured Claim to the extent such Claim is Allowed.

1.69. Tax Claims: All Claims that are entitled to priority under Bankruptcy Code § 507(a)(8).

1.70. Voting Deadline: The deadline established by the Bankruptcy Court as the last date to timely submit a Ballot for voting to accept or reject the Plan.

1.71. Voting Record Date: The record date for voting on the Plan, which shall be November 27, 2007 (Eastern Time).

ARTICLE II

CLASSIFICATION OF CLAIMS AND INTERESTS

2.1. In accordance with Bankruptcy Code § 1123(a)(1), Administrative Claims and Tax Claims have not been classified and are excluded from the following Classes (Article III describes the treatment of Administrative Claims and Tax Claims). For the purposes of the Plan, Holders of Claims against, or Interests in, the Debtor are grouped as follows in accordance with Bankruptcy Code § 1122(a):

2.2. Class 1 -- Priority Claims. Class 1 consists of all Allowed Priority Claims against the Debtor. Allowed Class 1 Claims shall be treated in the manner set forth in Section 4.2 hereof.

2.3. Class 2 -- Secured Claims. Class 2 consists of all Allowed Secured Claims against the Debtor. Allowed Class 2 Claims shall be treated in the manner set forth in Section 4.3 hereof.

2.4. Class 3 -- General Unsecured Claims. Class 3 consists of all Allowed General Unsecured Claims against the Debtor. Allowed Class 3 Claims shall be treated in the manner set forth in Section 5.2 hereof.

2.5. Class 4 -- Old PubliCARD Preferred Stock Interests. Class 4 consists of all Allowed Interests arising under or in connection with the Old PubliCARD Preferred Stock. Allowed Class 4 Interests shall be treated in the manner set forth in Section 5.3 hereof.

2.6. Class 5 -- Old PubliCARD Common Stock Interests. Class 5 consists of all Allowed Interests arising under or in connection with the Old PubliCARD Common Stock. Allowed Class 5 Interests shall be treated in the manner set forth in Section 5.4 hereof.

ARTICLE III

TREATMENT OF ADMINISTRATIVE CLAIMS AND TAX CLAIMS

3.1. Administrative Claims. Each Holder of an Allowed Administrative Claim shall receive, in full satisfaction, settlement, release, and discharge of, and in exchange for, such Allowed Claim, Cash equal to the amount of such Allowed Claim on the later of (i) the Distribution Date and (ii) the date that is 10 days after the Allowance Date, unless such Holder has agreed to a different treatment of such Allowed Claim; provided, however, that Allowed Administrative Claims representing obligations incurred in the ordinary course of business and assumed by the Debtor shall be paid or performed in accordance with the terms and conditions of the particular transactions and any agreements related thereto.

3.2. Tax Claims. Each Holder of an Allowed Tax Claim shall receive, in full satisfaction, settlement, release, and discharge of, and in exchange for, such Allowed Claim, at the election of the Debtor, in its sole discretion, either (i) Cash equal to the amount of such Allowed Claim on the later of (1) the Distribution Date and (2) the date that is 10 days after the Allowance Date, unless such Holder has agreed to a different treatment of such Allowed Claim, or (ii) in accordance with Bankruptcy Code § 1129(a)(9)(C), deferred Cash payments (1) of a value, as of the Effective Date, equal to the amount of such Allowed Tax Claim, (2) over a period not exceeding five years after the Petition Date, and (3) in a manner not less favorable than the treatment of Allowed Class 3 Claims, unless such Holder has agreed to a different treatment of such Allowed Claim.

ARTICLE IV

TREATMENT OF CLASSES THAT ARE NOT IMPAIRED UNDER THE PLAN

4.1. Unimpaired Classes. Classes 1 and 2 are unimpaired. Therefore, pursuant to Bankruptcy Code § 1126(f), the Holders of Allowed Claims in such Classes are conclusively presumed to have accepted the Plan and are not entitled to vote thereon.

4.2. Class 1 -- Priority Claims. If not paid in full pursuant to a Final Order of the Bankruptcy Court prior to the Confirmation Date, each Holder of an Allowed Class 1 Claim shall receive, in full satisfaction, settlement, release, and discharge of, and in exchange for, such Allowed Claim, Cash equal to the amount of such Allowed Claim on the latest of (i) the Distribution Date, (ii) the date that is 10 days after the Allowance Date of such Claim, and (iii) the date when such Allowed Claim becomes due and payable according to its terms and conditions.

4.3. Class 2 -- Secured Claims. In full satisfaction, settlement, release, and discharge of, and in exchange for, each Allowed Class 2 Claim, at the election of the Debtor, the Debtor shall either: (a) pay the amount of such Allowed Class 2 Claim against it in full, in Cash, on the later of the Effective Date or the Allowance Date of such Claim; (b) return the underlying collateral to the Holder of such Allowed Class 2 Claim; (c) Reinstate such Allowed Class 2 Claim in accordance with the provisions of Bankruptcy Code § 1124(2); (d) pay such Allowed Class 2 Claim in full in the ordinary course; or (e) treat such Allowed Class 2 Claim in a manner otherwise agreed to by the Holder thereof.

ARTICLE V

TREATMENT OF CLASSES THAT ARE IMPAIRED
AND ENTITLED TO VOTE UNDER THE PLAN

5.1. Impaired Classes. Holders of Allowed Claims and Interests in Classes 3, 4, and 5 are impaired and are entitled to vote to accept or reject the Plan.

5.2. Class 3 - Allowed General Unsecured Claims. Holders of Allowed Claims in Class 3 are impaired and are entitled to vote to accept or reject the Plan. On the Distribution Date, each Holder of an Allowed Class 3 Claim shall receive, in full satisfaction, settlement, release, and discharge of, and in exchange for, in each case as against the Debtor Parties, such Claim, such Holder’s pro rata share of $60,000.

5.3. Class 4 - Old PubliCARD Preferred Stock Interests. Holders of Allowed Interests in Class 4 are impaired and are entitled to vote to accept or reject the Plan. On the Distribution Date, each Holder of an Allowed Class 4 Interest shall receive, in full satisfaction, settlement, release, and discharge of, and in exchange for, in each case as against the Debtor Parties, such Interest, such Holder’s pro rata share of 18,334 shares of New Common Stock, which shares shall represent, as of the Effective Date, in the aggregate, 5% of the outstanding shares of New Common Stock.

5.4. Class 5 - Old PubliCARD Common Stock Interests. Holders of Allowed Interests in Class 5 are impaired and are entitled to vote to accept or reject the Plan. On the Distribution Date, subject to and upon the implementation of Plan Sections 6.12 and 6.13, each Holder of an Allowed Class 5 Interest shall receive, in full satisfaction, settlement, release, and discharge of, and in exchange for, in each case as against the Debtor Parties, such Interest, such Holder’s pro rata share of 18,334 shares of New Common Stock, which shares shall represent, as of the Effective Date, in the aggregate, 5% of the outstanding shares of New Common Stock. The Debtor shall make the distributions of the appropriate amount of shares of New Common Stock to the record holders and/or nominees on behalf of the Holders of Allowed Old PubliCARD Common Stock Interests as set forth on the books and records (including any transfer ledger) of the Old PubliCARD Common Stock Transfer Agent as of the Distribution Date, in the manner set forth in Plan Section 6.7.

5.5. Distribution to the Funding Party. On the Distribution Date, in consideration of the Plan Funding provided by the Funding Party pursuant to the Contribution Agreement, the Funding Party shall receive 330,000 shares of New Common Stock, which shares shall represent, as of the Effective Date, 90% of the outstanding shares of New Common Stock.

ARTICLE VI

MEANS FOR IMPLEMENTATION OF THE PLAN

6.1. The Plan Funding and the Contribution Agreement.

(a) This Plan is premised on the Debtor’s ability to obtain the Plan Funding. The Plan Funding, which is sufficient to allow the Debtor to satisfy its obligations under the Plan, is to be contributed by the Funding Party to the Debtor on the Effective Date pursuant to the Contribution Agreement.

(b) If the Debtor is unable to obtain the Plan Funding on the Effective Date, the Confirmation Order shall be deemed vacated and of no further force or effect.

6.2. Board of Directors and Management of the Reorganized Debtor. Those directors so designated by the Funding Party within ten days of the Confirmation Hearing (with notice of such designation filed with the Bankruptcy Court) shall serve on the Reorganized Debtor’s Board of Directors as of the Effective Date. The Reorganized Debtor shall continue to be managed by the senior managers currently serving in such capacities.

6.3. Execution and Delivery of Plan Documents. The execution and delivery by the Debtor or the Reorganized Debtor party thereto (as applicable) of all Plan Documents (including the Contribution Agreement) is hereby authorized without the need for any further corporate action or court order. All such Plan Documents shall become effective and binding upon the parties thereto simultaneously in accordance with their respective terms and conditions as of the Effective Date.

6.4. Issuance of New Common Stock. On the Effective Date, the Reorganized Debtor shall issue (i) 330,000 shares of New Common Stock to the Funding Party in accordance herewith and (ii) 36,667 shares (in the aggregate) of New Common Stock to the Holders of Interests in accordance herewith. The issuance of the New Common Stock pursuant to the Plan is authorized hereby without the need for any further corporate action or court order. Upon the issuance of such shares of New Common Stock, all such shares of New Common Stock will be deemed fully paid and nonassessable.

6.5. Corporate Governance and Corporation Action.

(a) On or before the Effective Date, the Reorganized Debtor shall (i) file its Amended and Restated Certificate of Incorporation with the appropriate state official(s) in accordance with applicable state law and (ii) adopt its Amended and Restated By-Laws. The Amended and Restated Certificate of Incorporation of the Reorganized Debtor shall, among other things, (i) prohibit the issuance of nonvoting equity securities to the extent required by Bankruptcy Code § 1123(a) and (ii) provide that (a) the number of authorized shares of New Common Stock shall be 60 million and (b) the par value of the New Common Stock shall be $.01. After the Effective Date, the Reorganized Debtor may amend and restate its Amended and Restated Certificate of Incorporation, Amended and Restated By-Laws, and/or other constituent documents (as applicable) as permitted by the governing state general corporation law and the applicable agreements of the Reorganized Debtor.

(b) On, before, or after the Effective Date, all actions reasonably necessary and desirable to effectuate, implement, or adopt: the issuance of the New Common Stock; the adoption and/or filing (as applicable) of the Amended and Restated Certificate of Incorporation, the Amended and Restated By-Laws, or similar constituent documents; the selection of the directors, officers, and/or managers of the Reorganized Debtor; and all other actions or transactions contemplated by the Plan, the Plan Documents, or such other documents, and all actions reasonably necessary and desirable to effectuate any of the foregoing, shall be authorized and approved in all respects hereby without the need for any further corporate action or court order. All matters provided for in the Plan involving the corporate structure, assets, and/or operations of the Debtor, the Reorganized Debtor, and any corporate action required by the Debtor or the Reorganized Debtor in connection with the Plan or the Plan Documents shall be deemed to have occurred and shall be in effect, without any requirement of further action by the respective security holders, officers, or directors of the Debtor or the Reorganized Debtor. After the Confirmation Date and on or prior to the Effective Date, the appropriate members of the Boards of Directors and/or officers of the Debtor and the Reorganized Debtor are authorized and directed to issue, execute, and deliver the agreements, documents, securities, certificates, and instruments contemplated by the Plan and/or the Plan Documents in the name of and on behalf of the Debtor or the Reorganized Debtor, as applicable.

6.6. Administration of the Plan.

(a) After the Confirmation Date, each of the Debtor and the Reorganized Debtor is authorized, respectively, to perform those responsibilities, duties, and obligations set forth herein, including making distributions as provided under the Plan, objecting to the allowance of any Claim or Interest, prosecuting any litigation pertaining thereto, and paying such Claims or Interests as may be later Allowed, including as contemplated by the dispute resolution procedures contained in Section 6.10 hereof.

(b) The Reorganized Debtor may retain such management, law firms, accounting firms, experts, advisors, agents, consultants, investigators, appraisers, auctioneers, or other professionals as it may deem reasonably necessary to aid it in the performance of its responsibilities pursuant to the terms of the Plan. It shall not be a requirement that any such parties retained by the Reorganized Debtor be a “disinterested person” (as such term is defined in Bankruptcy Code § 101(14)).

(c) The Reorganized Debtor shall be responsible for filing all federal, state, and local tax returns for the Debtor and for the Reorganized Debtor.

(d) To the extent the manner of performance is not specified, the Debtor and the Reorganized Debtor will have the discretion to carry out and perform all other obligations or duties imposed on them by, or actions contemplated or authorized by, the Plan, any Plan Document, or by law in any manner their respective Boards of Directors or officers so choose, as long as such performance is not inconsistent with the intents and purposes of the Plan.

6.7. Provisions Relating to the Existing Stock.

(a) On the Effective Date, the Old PubliCARD Preferred Stock, the Old PubliCARD Common Stock, any other Interest in the Debtor, the obligations under the Old PubliCARD Preferred Stock Certificates and any options, warrants, calls, subscriptions, or other similar rights or other agreements or commitments, contractual or otherwise, obligating of the Debtor to issue, transfer, or sell any shares of Old PubliCARD Preferred Stock, Old PubliCARD Common Stock, or any other Interest in the Debtor shall be automatically canceled and deemed terminated, extinguished, and of no further force and effect without further act or action under any applicable agreement, law, regulation, order, or rule, and the Holders thereof or the parties thereto shall have no rights, and such instruments or agreements shall evidence no rights except the right to receive the distributions (if any) to be made to the Holders of such instruments under this Plan; provided, however, that the Old PubliCARD Common Stock and the Old PubliCARD Preferred Stock shall not be deemed canceled on the books and records of the Old PubliCARD Common Stock Transfer Agent, the applicable securities depositories, clearing systems, or broker, bank, or custodial participants in the clearing system, solely to the extent necessary to facilitate distributions to the Holders of Allowed Old PubliCARD Common Stock Interests and Old PubliCARD Preferred Stock Interests, as of the Distribution Date, pursuant to the Plan.

(b) For the purpose of distributions to the Holders of Allowed Old PubliCARD Common Stock Interests and Allowed Old PubliCARD Preferred Stock Interests under the Plan, the Old PubliCARD Common Stock Transfer Agent shall be deemed to be the sole Holder of all such Interests. All distributions on account of the Allowed Old PubliCARD Common Stock Interests and Allowed Old PubliCARD Preferred Stock Interests under the Plan shall be distributed to the Old PubliCARD Common Stock Transfer Agent for further distribution to Holders of Allowed Old PubliCARD Common Stock Interests and Allowed Old PubliCARD Preferred Stock Interests, as applicable, as of the Distribution Date, pursuant to the terms and subject to the conditions of the Plan. The Old PubliCARD Common Stock Transfer Agent shall thereafter take all steps reasonably necessary and appropriate to effectuate such further distribution thereof to the Holders of Allowed Old PubliCARD Common Stock Interests and Allowed Old PubliCARD Preferred Stock Interests, as applicable (including making a distribution of the appropriate amount of shares of New Common Stock to the record holders of the Old PubliCARD Common Stock with instructions that such record holders subsequently distribute such shares of New Common Stock to the applicable Holders of Allowed Old PubliCARD Common Stock Interests on whose behalf such record holders respectively hold the Old PubliCARD Common Stock).

(c) The Debtor shall pay the reasonable and customary fees, charges, and expenses (including the reasonable fees and expenses of its counsel) incurred by the Old PubliCARD Common Stock Transfer Agent in the performance of any function associated with the Plan during the period from and including the Petition Date until such time as all distributions provided for under the Plan to the Holders of Allowed Old PubliCARD Common Stock Interests and Allowed Old PubliCARD Preferred Stock Interests have been made, without application by or on behalf of such parties to the Bankruptcy Court and without notice and a hearing.

6.8. Delivery of Distributions; Unclaimed Property; Undeliverable Distributions.

(a) Except as may otherwise be provided herein, any distributions to Holders of Allowed Claims or Allowed Interests under this Plan shall be made: (i) at the addresses set forth either on the Schedules filed or as otherwise set forth on the Debtor’s books and records or upon the applicable books and records of the Old PubliCARD Common Stock Transfer Agent (including any transfer ledger maintained thereby), or on the respective Proofs of Claim or Proofs of Interest (as applicable) filed by such Holders in the event that the addresses indicated thereon differ from those set forth on the Schedules filed or as otherwise set forth on the Debtor’s books and records or upon the applicable books and records of the Old PubliCARD Common Stock Transfer Agent, including any transfer ledger maintained thereby (as applicable); or (ii) at the addresses set forth in any written notices of address change delivered to the Debtor or the Reorganized Debtor (if after the Effective Date) after the date of any related Proof of Claim or Proof of Interest.

(b) If the distribution to the Holder of any Allowed Claim or Allowed Interest is returned to the Reorganized Debtor as undeliverable, no further distribution shall be made to such Holder unless and until the Reorganized Debtor is notified in writing of such Holder’s then current address. The Reorganized Debtor shall retain any such undeliverable distributions.

(c) Any Holder of an Allowed Claim or Allowed Interest who does not assert a claim for an undeliverable distribution by 5:00 p.m. prevailing Eastern Time on the date that is one year after the date by which such Holder was first entitled to such distribution shall no longer have any claim to, or interest in, such undeliverable distribution and shall be forever barred from receiving any distribution under the Plan.

(d) Nothing contained in the Plan shall require the Debtor or the Reorganized Debtor to attempt to locate any Holder of an Allowed Claim or Allowed Interest.

6.9. Funding of Cash Distributions under the Plan. Any funds necessary to make the Cash distributions required under the Plan and/or to fund the future obligations of the Reorganized Debtor shall be made from the Cash on hand of the Debtor and of the Reorganized Debtor or the future operations of the Debtor and the Reorganized Debtor (as applicable).

6.10. Disputed Claims and Disputed Interests.

(a) No distribution or payment shall be made on a Disputed Claim or a Disputed Interest until such Disputed Claim becomes an Allowed Claim or such Disputed Interest becomes an Allowed Interest (as applicable). On the Distribution Date, the distributions reserved for the Holders of Disputed Claims or Disputed Interests in each Class under the Plan shall be deposited in interest-bearing accounts maintained therein for the benefit of the Holders of Disputed Claims or Disputed Interests whose Claims or Interests are ultimately Allowed in the respective Classes in which the Disputed Claims or Disputed Interests are classified (each account a “Disputed Claims or Interests Reserve”).

(b) Notwithstanding any other provisions of the Plan, the Reorganized Debtor (or any transfer or disbursing agent retained by the Reorganized Debtor pursuant to Plan Section 6.6(b)) shall withhold from the property to be distributed from the Plan and deposit in each Disputed Claims or Interests Reserve a sufficient amount of such withheld property to be distributed on account of the face amount of Claims or Interests that are Disputed Claims or Disputed Interests (as applicable) in such Class as of the Distribution Date for such Class under the Plan. For the purposes of this provision, the “face amount” of a Claim or Interest is (i) the amount set forth on the applicable Proof of Claim or Proof of Interest (as applicable) or such lower amount as may be determined in accordance with Plan Section 6.10(c), unless the Claim is filed in an unliquidated amount or (ii) if a Proof of Claim has been filed in an unliquidated amount, the amount determined in accordance with Plan Section 6.10(c).

(c) As to any Disputed Claim or Disputed Interest, if any, the Bankruptcy Court shall, upon motion by the Debtor or the Reorganized Debtor (as applicable), estimate the maximum allowable amount of such Disputed Claim or Disputed Interest and the amount to be placed in the Disputed Claims or Interests Reserve on account of such Disputed Claim or Disputed Interest (as applicable). Pending the Bankruptcy Court’s ruling on any such estimation motion, the Debtor or the Reorganized Debtor (as applicable) shall only be required to place in the Disputed Claims or Interests Reserve account a sufficient amount of Cash or other consideration to be distributed on account of the estimated maximum allowable amount of such Disputed Claim or Disputed Interest set forth in such motion. If so authorized by order of the Bankruptcy Court, any (i) Creditor whose Claim or (ii) Interest Holder whose Interest is so estimated by an Order of the Bankruptcy Court shall not have any recourse to the Debtor or to the Reorganized Debtor, any Assets theretofore distributed on account of any Allowed Claim or Allowed Interest (as applicable), or any other entity or property if the finally Allowed Claim of that Creditor or Allowed Interest of that Interest Holder (as applicable) exceeds that estimated maximum allowable amount. Instead, such Creditor or Interest Holder shall have recourse only to the undistributed assets (if any) in the applicable Disputed Claims or Interests Reserve for the Claim of that Creditor or the Interest of that Interest Holder (as applicable) and (on a pro rata basis with other Creditors or Interest Holders, as applicable, of the same Class who are similarly situated) to those portions (if any) of the Disputed Claims or Interests Reserve for other Disputed Claims or Disputed Interests of the same Class that exceed the ultimately allowed amount of such Claims or Interests (as applicable).

(d) All earnings on any Cash held in a Disputed Claims or Interests Reserve account (if any) shall be held in trust and shall be distributed only in the manner described in the Plan.

(e) At such time as all or any portion of a Disputed Claim becomes an Allowed Claim or a Disputed Interest becomes an Allowed Interest, the distributions reserved for such Disputed Claim or Disputed Interest (as applicable) or such portion, plus any earnings thereon (if any), shall be released from the appropriate Disputed Claims or Interests Reserve account and delivered to the Holder of such Allowed Claim or Allowed Interest in the manner as described in the Plan. At such time as all or any portion of any Disputed Class 1 or 2 Claim or Class 4 or Class 5 Interest is determined not to be an Allowed Claim, the distribution reserved for such Disputed Claim or Disputed Interest (as applicable) or such portion, plus any earnings thereon, shall be released from the appropriate Disputed Claims Reserve account and returned to the Reorganized Debtor. At such time as all or any portion of any Disputed Class 3 Claim is determined not to be an Allowed Claim, the distribution reserved for such Disputed Claim or such portion, plus any earnings thereon, shall be released from the appropriate Disputed Claims Reserve account and made available for redistribution, on a pro rata basis to the Holders of Allowed Claims of such Class.

(f) After the Confirmation Date, the Debtor, and, after the Effective Date, the Reorganized Debtor, shall have the authority to object to and litigate any Disputed Claims or Disputed Interests and shall have the authority to settle, compromise, resolve, or withdraw any objection to Disputed Claims or Disputed Interests, without the need for any Bankruptcy Court or other approval or any other or further notice.

(g) Except as otherwise provided in the Plan, if there exists any Disputed Administrative Claim, Disputed Tax Claim, or Disputed Class 1 or 2 Claim, the Reorganized Debtor shall withhold in a separate reserve account the “face amount” (as calculated under Plan Section 6.10(b)) of any such Disputed Claim until and to the extent such Claim is determined to be an Allowed Claim.

(h) The Reorganized Debtor shall obtain a bond with respect to any funds held in any Disputed Claims or Interests Reserve.

6.11.Deadline for Determining the Record Holders of Interests. At the close of business on the Distribution Date, the respective transfer records for the Old PubliCARD Preferred Stock and the Old PubliCARD Common Stock shall be closed, and there shall be no further changes in the record holders thereof after such date. Neither the Debtor, the Reorganized Debtor, any disbursing agent or transfer agent retained by the Reorganized Debtor pursuant to Plan Section 6.6(b), nor the Old PubliCARD Common Stock Transfer Agent shall have any obligation to recognize any transfer of the Old PubliCARD Preferred Stock Interests or the Old PubliCARD Common Stock Interests occurring after the Distribution Date, and such parties shall be entitled, instead, to recognize and deal for all purposes hereunder with only those record holders thereof as of the close of business on the Distribution Date.

6.12. No Fractional Shares. No fractional shares of New Common Stock will be issued or distributed under the Plan. Whenever any distribution to a particular Person would otherwise call for the distribution of a fraction of a share of New Common Stock, the actual distribution of shares of such stock will be rounded down to the next lower whole number. The total number of shares of New Common Stock distributed under the Plan will be adjusted as necessary to account for this rounding. No consideration will be provided in lieu of fractional shares of New Common Stock that are rounded down.

6.13. No De Minimis Distributions. Neither the Debtor, the Reorganized Debtor, nor any disbursing agent or transfer agent retained by the Reorganized Debtor pursuant to Plan Section 6.6(b) will distribute any New Common Stock to any Holders of an Allowed Interest represented by 100 or fewer shares of Old PubliCARD Common Stock. Any such Holder will have its Claim for such distribution discharged and will be forever barred from asserting any such claim against the Reorganized Debtor or its property. The Debtor estimates that, as a result of this Plan Section 6.13, approximately 1400 Holders of Old PubliCARD Common Stock will receive New Common Stock.

6.14. Withholding and Reporting Requirements. In connection with the Plan and all instruments issued in connection therewith and distributed thereunder, the Debtor, the Reorganized Debtor, any disbursing agent or transfer agent retained by the Reorganized Debtor pursuant to Plan Section 6.6(b), and the Old PubliCARD Common Stock Transfer Agent, as the case may be, shall comply with all applicable withholding and reporting requirements imposed by any federal, state, local, or foreign taxing authority, and all distributions under the Plan shall be subject to any such withholding and reporting requirements.

6.15. Direction to Parties. From and after the Effective Date, the Reorganized Debtor may apply to the Bankruptcy Court for an order directing any necessary party to execute or deliver or to join in the execution or delivery of any instrument required to effect a transfer of property dealt with by the Plan and to perform any other act that is necessary for the consummation of the Plan, pursuant to Bankruptcy Code § 1142(b).

6.16. Waiver of Avoidance Claims; Preservation of Other Causes of Action.

(a) As of the Effective Date, all of the Debtor’s and the Estate’s Avoidance Claims shall be deemed to have been, and shall be, released and/or waived, and all Persons shall hereby be enjoined from instituting and presenting in the name of the Debtor, or otherwise, any or all proceedings in order to collect, assert, or enforce any such Avoidance Claim of any kind.

(b) Except as otherwise set forth in the Plan (including Article IX and Section 6.16(a) hereof), in accordance with Bankruptcy Code § 1123(b), as of the Effective Date, the Reorganized Debtor shall retain all Causes of Action other than with respect to any Avoidance Claims, and shall have the power, subject to any applicable releases and/or waivers contained in the Plan, (i) to institute and present in the name of the Debtor, or otherwise, all proceedings that they may deem proper in order to collect, assert, or enforce any claim, right, or title of any kind in or to the Debtor’s Assets or to avoid any purported Lien and (ii) to defend and compromise any and all actions, suits, or proceedings in respect of such Assets.

6.17. Distribution Limitations. Notwithstanding any other provision of the Plan to the contrary, no distribution shall be made on account of any Claim or Interest, or part thereof, (i) that is not an Allowed Claim or an Allowed Interest (as applicable) or (ii) that has been avoided or is subject to any objection. The sum total of the value of the distributions to be made on the Distribution Date to all Claims or Interests in a particular Class (if any) shall not exceed the aggregate amount of the Allowed Claims or Allowed Interests (as applicable) in such Class (if any), and the distribution to be made to each individual Holder of an Allowed Claim or an Allowed Interest shall not exceed the amount of such Holder’s Allowed Claim or Allowed Interest (as applicable).

6.18. Limitations on Amounts to Be Distributed to Holders of Allowed Insured Claims. Distributions under the Plan to each Holder of an Allowed Insured Claim will be in accordance with the treatment provided under the Plan for the Class in which such Allowed Insured Claim is classified, but will be reduced to the extent that such Allowed Insured Claim is satisfied from proceeds payable to the Holder thereof under any pertinent insurance policies and applicable law. Nothing in this Section 6.18 will constitute a waiver of any claims, obligations, suits, judgments, damages, demands, debts, rights, Causes of Action, or liabilities that any entity may hold against any other entity, including the Debtor’s insurance carriers.

ARTICLE VII

EXECUTORY CONTRACTS

7.1. Rejection of Executory Contracts.

(a) As of the Confirmation Date, but subject to the occurrence of the Effective Date, all Executory Contracts will be deemed rejected by the Debtor in accordance with the provisions and requirements of Bankruptcy Code §§ 365 and 1123, except those Executory Contracts that (i) have been assumed by order of the Bankruptcy Court, (ii) are the subject of a motion to assume pending on the Confirmation Date, or (iii) that are insurance policies assumed pursuant to Section 7.2 below. Entry of the Confirmation Order by the Bankruptcy Court shall constitute approval of such rejection pursuant to Bankruptcy Code §§ 365(a) and 1123.

(b) Each Person who is a party to an Executory Contract rejected under and pursuant to this Article VII shall be entitled to file, not later than 30 days after the entry of the Confirmation Order (the “Plan Rejection Bar Date”), a Proof of Claim against the Debtor for alleged Rejection Claims. If no such Proof of Claim for a Rejection Claim is timely filed against the Debtor, any such Claim shall be forever barred and shall not be enforceable against the Debtor, the Reorganized Debtor, or the Estate or the Debtor’s Assets. Objections to any such Proof of Claim shall be filed not later than 60 days after such Proof of Claim is filed (subject to any potential further extensions of such date as so ordered and approved by the Bankruptcy Court), and the Bankruptcy Court shall decide any such objections. Distributions shall be made no earlier than the later of (a) ten days after the expiration of the 60-day period (as such period may be extended by order of the Bankruptcy Court) for filing an objection in respect of any Proof of Claim filed pursuant to this Section 7.1(b), if no such objections are filed, and (b) ten days after the Claim has been allowed by a Final Order of the Bankruptcy Court.

(c) Notwithstanding anything to the contrary herein, the Plan Rejection Bar Date shall apply only to Rejection Claims with respect to those Executory Contracts that are to be rejected under and pursuant to the Plan. Any Holder of a Rejection Claim for an Executory Contract that is not to be rejected pursuant to this Plan, but whose Rejection Claim instead arises under an Executory Contract that either has already been rejected by an order of the Bankruptcy Court or is the subject of a separate motion to reject pending on the Confirmation Date, must file a Proof of Claim for such Rejection Claim by the date provided in any order relating to such Rejection Claim.

7.2. Insurance Policies. All insurance policies of the Debtor providing coverage to the Debtor and/or the Debtor’s directors, officers, stockholders, members, agents, employees, representatives, and others for conduct in connection in any way with the Debtor, its assets, liabilities, and/or operations, to the extent such policies are Executory Contracts, shall be deemed assumed by the Debtor as of the Confirmation Date, subject to the occurrence of the Effective Date. Entry of the Confirmation Order by the Bankruptcy Court shall constitute approval of such assumptions pursuant to Bankruptcy Code §§ 365 and 1123 or otherwise, subject to the occurrence of the Effective Date. Whether such insurance policies are Executory Contracts or not, if they have not done so already, on or prior to the Effective Date, the Debtor shall cure any defaults (if any) under such insurance policies. Notwithstanding anything provided herein to the contrary, the Plan shall not be deemed in any way to diminish or impair the enforceability of any insurance policies that may cover claims against the Debtor or any other Person.

ARTICLE VIII

CONDITIONS PRECEDENT TO CONFIRMATION AND EFFECTIVENESS

8.1. Conditions to Confirmation. Confirmation of the Plan shall not occur unless and until the following conditions have been satisfied: (a) the Bankruptcy Court shall have entered an order approving the Disclosure Statement as containing adequate information pursuant to Bankruptcy Code § 1125, and such order shall not have been reversed, stayed, amended, or modified in any manner adverse to the Debtor or its Estate, and (b) the Confirmation Order shall be acceptable, in form and substance, to the Debtor and the Funding Party.

8.2. Conditions to Effectiveness. Notwithstanding any other provision of the Plan or the Confirmation Order, the Effective Date shall not occur, and the Plan shall not be binding on any Person, unless and until each of the following conditions has been (a) satisfied or (b) waived or modified pursuant to Section 8.3 of the Plan:

(a) The Confirmation Order (i) shall have been entered on the docket by the Clerk of the Bankruptcy Court in form and substance acceptable to the Debtor and the Funding Party and (ii) shall not have been reversed, stayed, amended, or modified in any manner adverse to the Debtor or its Estate or the Funding Party;

(b) The Plan Documents and all other documents provided for under, and reasonably necessary to effectuate the terms of, and actions contemplated under, the Plan (including the Contribution Agreement), shall be in form and substance acceptable to the Debtor and the Funding Party and shall have been executed and delivered by the parties thereto, unless such execution or delivery has been waived in writing by the parties benefited by such documents;

(c) All authorizations, consents, and regulatory approvals required (if any) in connection with the effectiveness of this Plan shall have been obtained; and

(d) The Contribution Agreement shall have been consummated.

8.3. Waiver or Modification of Conditions. The Debtor may, but shall have no obligation, to waive or modify in writing, at any time, any of the conditions set forth in this Plan Article VIII, without notice, without leave of or order of the Bankruptcy Court, and without any formal action other than proceeding to consummate the Plan.

ARTICLE IX

TITLE TO PROPERTY AND RELEASES

9.1. Vesting of Property. As of the Confirmation Date, but subject to the occurrence of the Effective Date and the Contribution Agreement, (a) the Reorganized Debtor shall continue to exist as a separate corporate entity with all the powers of corporations under applicable law and without prejudice to any right to alter or terminate such existence (whether by merger or otherwise) under applicable state law, and (b) all Assets of the Debtor (including, but not limited to, the Debtor’s equity interests in any domestic or foreign subsidiary), wherever situated, shall vest in the Reorganized Debtor, subject to the provisions of the Plan and the Confirmation Order. Thereafter, the Reorganized Debtor may operate its business, incur debt and other obligations in the ordinary course of its business, and may otherwise use, acquire, and dispose of property free of any restrictions of the Bankruptcy Code, the Bankruptcy Rules, and the Bankruptcy Court. After the Effective Date, but retroactive to the Confirmation Date, all property retained by the Reorganized Debtor pursuant hereto shall be free and clear of all Claims, debts, Liens, security interests, obligations, encumbrances, and interests of Creditors and Interest Holders of the Debtor and all other Persons, except as contemplated by or provided in the Plan or the Confirmation Order and except for the obligation to perform according to the Plan and the Confirmation Order, and except for the respective claims, debts, Liens, security interests, encumbrances, and interests of those Holders of Allowed Class 2 Claims whose Secured Claims the Debtor elects to Reinstate pursuant to Plan Section 4.3 (as opposed to the Debtor electing to (i) pay the amount of such Allowed Class 2 Claim in full, (ii) return the underlying collateral to such Class 2 Creditor, or (iii) otherwise satisfy such Allowed Claim in a manner provided for under Section 4.3 hereof).

9.2. Discharge and Injunction. Pursuant to Bankruptcy Code § 1141(b) or otherwise, except as may otherwise be provided herein or in the Confirmation Order, upon the occurrence of the Effective Date, the rights afforded and the payments and distributions to be made under this Plan shall be in complete exchange for, and in full and unconditional settlement, satisfaction, discharge, and release of, any and all existing debts, Claims, and Interests of any kind, nature, or description whatsoever against the Debtor or any of the Debtor’s Assets or other property, and shall effect a full and complete release, discharge, and termination of all Liens, security interests, or other Claims, interests, or encumbrances upon all of the Debtor’s Assets and property. No Creditor or Interest Holder of the Debtor nor any other Person may receive any distribution from the Debtor, the Estate, the Reorganized Debtor, or the Assets, or seek recourse against, the Debtor, the Estate, the Reorganized Debtor, or any of the Assets that are to be distributed under the terms of the Plan, except for those distributions expressly provided for under the Plan. All Persons are precluded from asserting, against any property that is to be distributed under the terms of the Plan, any Claims, Interests, obligations, rights, Causes of Action, liabilities, or equity interests based upon any act, omission, transaction, or other activity of any kind or nature that occurred prior to the Confirmation Date, other than as expressly provided for in the Plan or the Confirmation Order, whether or not (a) a Proof of Claim or Proof of Interest based upon such debt or Interest (as applicable) is filed or deemed filed under Bankruptcy Code § 501; (b) a Claim or Interest based upon such debt or Interest (as applicable) is allowed under Bankruptcy Code § 502; or (c) the Holder of a Claim or Interest based upon such debt or Interest (as applicable) has accepted the Plan or is deemed to have accepted the Plan under Bankruptcy Code § 1126(f). Except as otherwise provided in the Plan or the Confirmation Order with respect to a Claim that is expressly Reinstated under the terms and conditions of the Plan, all Holders of Claims and Interests arising prior to the Effective Date shall be permanently barred and enjoined from asserting against the Debtor, the Estate, the Reorganized Debtor, its successors, or the Assets, any of the following actions on account of such Claim or Interest: (a) commencing or continuing in any manner any action or other proceeding on account of such Claim or Interest against property to be distributed under the terms of the Plan, other than to enforce any right to distribution with respect to such property under the Plan; (b) enforcing, attaching, collecting, or recovering in any manner any judgment, award, decree, or order against any of the property to be distributed under the terms of the Plan, other than as permitted under subclause (a) above; (c) creating, perfecting, or enforcing any Lien or encumbrance against any property to be distributed under the terms of the Plan; and (d) acting or proceeding in any manner, in any place whatsoever, that does not conform to, or comply with, the provisions of the Plan.

9.3. No Waiver of Discharge. Except as otherwise specifically provided herein, nothing in this Plan shall be deemed to waive, limit, or restrict in any way the discharge granted to the Debtor upon Confirmation of the Plan by Bankruptcy Code § 1141.

9.4. Post-Consummation Effect of Evidences of Claims or Interests. Except as otherwise expressly set forth in this Plan, any and all stock certificates and/or other evidences of Claims against, or Interests in, the Debtor shall, upon the Effective Date, represent only the right to participate in the distributions contemplated by the Plan, if any, and shall otherwise be cancelled and of no force and effect.

9.5. Term of Injunctions or Stays. Unless otherwise provided, all injunctions or stays provided for in this Case pursuant to Bankruptcy Code § 105, § 362, or otherwise, and in effect on the Confirmation Date, shall remain in full force and effect until the Effective Date.

9.6. Releases by Holders of Claims and Interests.

(a) Except as otherwise provided herein, as of the Confirmation Date, but subject to the occurrence of the Effective Date, each Non-Debtor Releasing Party, in consideration of the obligations of the Debtor and the Reorganized Debtor under the Plan and the New Common Stock and the contracts, instruments, releases, agreements, and documents to be executed and delivered in connection with the Plan, and in consideration of the efforts of the Released Parties to facilitate the expeditious reorganization of the Debtor and the implementation of the restructuring contemplated by the Plan, shall be deemed to have conclusively, absolutely, unconditionally, irrevocably, and forever released and discharged the Released Parties from any and all claims, obligations, rights, Causes of Action, or liabilities (including, but not limited to, any claims arising out of, or relating to, any alleged fiduciary or other duty; any alleged violation of any federal or state securities law or any other law relating to creditors’ rights generally; any of the Released Parties’ ownership of any securities of the Debtor; or any derivative claims asserted on behalf of a Debtor), whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, existing or hereafter arising, in law, equity or otherwise, that such Non-Debtor Releasing Party ever had, now has, or may have that are based in whole or in part on any act, omission, transaction, or occurrence from the beginning of time through and including the Effective Date and in any way relating to the Debtor, this Case, or the Plan; the Disclosure Statement; the Plan Documents; the formulation, negotiation, preparation, dissemination, implementation, and/or administration of the Plan, the Disclosure Statement, and the Plan Documents; the confirmation and consummation of the Plan; the subject matter of, or the transactions or events giving rise to, any Claim or Interest of such Non-Debtor Releasing Party, any security previously issued by the Debtor; provided, however, that (i) this Section 9.6(a) shall not release, and the Non-Debtor Releasing Parties do not waive the right to enforce, the Debtor’s or the Reorganized Debtor’s duties, obligations, covenants, and agreements under (a) the Plan, (b) any settlement agreement approved by the Bankruptcy Court in this Case, or (c) the Plan Documents to be delivered under the Plan; (ii) the release set forth in this Section 9.6(a) is in addition to the discharge of Claims and termination of Interests provided in this Plan and under the Confirmation Order and the Bankruptcy Code; and (iii) nothing in this Section 9.6(a) shall be deemed to assert or imply any admission of liability on the part of any of the Released Parties.

(b) All Non-Debtor Releasing Parties shall be forever precluded from asserting any of the claims released pursuant to this Section 9.6 against any of the Released Parties or any of the Released Parties’ respective assets; and to the extent that any Non-Debtor Releasing Party receives monetary damages from any Released Party on account of any claim released pursuant to this Section 9.6, such Non-Debtor Releasing Party hereby assigns all of its right, title, and interest in and to such recovery to the Released Parties against whom such money is recovered.

(c) Notwithstanding any provision of the Plan to the contrary, the releases contained in this Plan Section 9.6 shall not be construed as, or operate as a release of, or limitation on (i) any claims by the Non-Debtor Releasing Parties against the Released Parties that do not relate to or involve the Debtor or this Case, (ii) any claims, obligations, rights, causes of action, or liabilities by the Non-Debtor Releasing Parties against the Released Parties arising out of any action or omission to the extent that such action or omission is determined in a Final Order by a court of competent jurisdiction to have constituted willful misconduct or fraud, or (iii) objections to Claims or Interests.

9.7. Release by the Debtor. Except as otherwise provided herein, as of the Confirmation Date, but subject to the occurrence of the Effective Date, the Debtor Parties, in consideration of the obligations of the Debtor and the Reorganized Debtor under the Plan and the New Common Stock and the contracts, instruments, releases, agreements, and documents to be executed and delivered in connection with the Plan, and in consideration of the efforts of the Released Parties to facilitate the expeditious reorganization of the Debtor and the implementation of the restructuring contemplated by the Plan, shall be deemed to have conclusively, absolutely, unconditionally, irrevocably, and forever released and discharged the Released Parties from any and all claims, obligations, suits, judgments, damages, demands, debts, rights, Causes of Action, and liabilities, whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or hereafter arising, in law, equity, or otherwise, that such Debtor Party ever had, now has, or may have that are based in whole or in part on any act, omission, transaction, or occurrence taking place on or prior to the Effective Date and in any way relating to the Debtor, this Case, or the Plan; the Disclosure Statement; the Plan Documents; the formulation, negotiation, preparation, dissemination, implementation, and/or administration of the Plan, the Disclosure Statement, and the Plan Documents; the confirmation and consummation of the Plan; the subject matter of, or the transactions or events giving rise to, any Claim or Interest of such Debtor Party, or any security previously issued by the Debtor, provided, however, that such releases shall not apply to (i) any indebtedness of any Person to the Debtor for money borrowed by such Person or any other contractual obligation of any Person to the Debtor, (ii) any claims by the Debtor Releasing Parties against the Released Parties arising out of any action or omission to the extent that such action or omission is determined in a Final Order by a court of competent jurisdiction to have constituted willful misconduct or fraud, or (iii) any setoff or counterclaim that the Debtor may have or assert against any Person, provided that the aggregate amount thereof shall not exceed the aggregate amount of any Claims or Interests held or asserted by such Person against the Debtor. Holders of Claims and Interests against the Debtor shall be enjoined from commencing or continuing any action, employment of process, or act to collect, offset, or recover any such claim that could be brought on behalf of or in the name of the Debtor.

9.8. Injunction Related to Releases. The Confirmation Order will and shall be deemed to permanently enjoin the commencement or prosecution by any Person, whether directly, derivatively, or otherwise, of any claims, obligations, suits, judgments, damages, demands, debts, rights, Causes of Action, or liabilities released pursuant to the Plan (including the releases set forth in this Article IX).

9.9. Exculpation. No Released Party or director or officer appointed after the Petition Date shall have or incur, and each Released Party hereby is exculpated from, any liability to any Person for any act taken or not taken or any omission in connection with, arising from or relating to this Case (and the commencement or administration thereof); the Disclosure Statement, the Plan, or the formulation, negotiation, preparation, dissemination, implementation, or administration of any of the foregoing documents; the solicitation of votes in connection with confirmation of this Plan; the Plan Documents; the confirmation and/or consummation of this Plan; any contract, instrument, release, or other agreement or document created or entered into in connection with the Plan; any other act taken or omitted to be taken in connection with, or in contemplation of, any of the restructuring or other transactions contemplated by this Plan; and the property to be distributed or otherwise transferred under this Plan; provided, however, that nothing in this Section 9.9 shall release any entity from any claims, obligations, rights, causes of action, or liabilities arising out of such entity’s fraud, gross negligence, willful misconduct, criminal conduct, unauthorized use of confidential information that causes damages, or ultra vires acts, and nothing shall limit the liability of the Debtor’s professionals to their client pursuant to any applicable code of professional conduct. Each Released Party shall be entitled reasonably to rely upon the advice of counsel with respect to its duties and responsibilities under this Plan and shall be fully protected in acting or refraining from acting in accordance with such advice.

9.10. Limitations on Releases, Injunction, and Exculpation. Nothing in the Conformation Order or this Plan shall effect a release of any claim by the United States Government or any of its agencies or any state or local authority whatsoever, including any claim arising under the Internal Revenue Code, environmental laws, or any criminal laws of the United States or any state or local authority, against the Released Parties, nor shall anything in the Confirmation Order or this Plan enjoin the United States Government or any state or local authority from bringing any claim, suit, action, or other proceeding against the Released Parties for any liability whatsoever, including any claim, suit, or action arising under the Internal Revenue Code, environmental laws, or any criminal laws of the United States or any state or local authority, nor shall anything in the Confirmation Order or this Plan exculpate any party from any liability to the United States Government or any of its agencies or any state or local authority whatsoever, including any liabilities arising under the Internal Revenue Code, environmental laws, or any criminal laws of the United States or any state or local authority, against the Released Parties.

ARTICLE X

RETENTION OF JURISDICTION

10.1. Claims and Actions. Following the Effective Date, the Bankruptcy Court shall retain such jurisdiction over this Case as is legally permissible, including such jurisdiction as is necessary to ensure that the intents and purposes of the Plan are carried out. The Bankruptcy Court shall also expressly retain jurisdiction: (a) to hear and determine all Claims against, and Interests in, the Debtor; and (b) to enforce all Causes of Action that may exist on behalf of the Debtor that are not otherwise waived or released under the Plan.

10.2. Retention of Additional Jurisdiction. Following the Effective Date, the Bankruptcy Court shall also retain jurisdiction for the purpose of classification of Claims and Interests, the re-examination of Claims and Interests that have been allowed, and the dispositions of such objections as may be filed to any Claims or Interests, including Bankruptcy Code § 502(c) proceedings for estimation of Claims. The Bankruptcy Court shall further retain jurisdiction for the following additional purposes:

(a) to decide all questions and disputes regarding title to the respective Assets of the Debtor, all Causes of Action, controversies, disputes, or conflicts, whether or not subject to any pending action as of the Effective Date, between the Debtor and any other party, including any right to recover assets pursuant to the provisions of the Bankruptcy Code;

(b) to enforce and interpret the terms and conditions of the Plan and the Contribution Agreement;

(c) to enter such orders, including, but not limited to, such future injunctions as are necessary to enforce the respective title, rights, and powers of the Debtor, and to impose such limitations, restrictions, terms, and conditions on such title, rights, and powers as the Bankruptcy Court may deem necessary;

(d) to enter an order closing this Case;

(e) to correct any defect, cure any omission, or reconcile any inconsistency in the Plan, the Contribution Agreement, any other Plan Document, or the Confirmation Order as may be necessary to implement the intents and purposes of the Plan;

(f) to decide any and all objections to the allowance of Claims or Interests;

(g) to determine any and all applications for allowances of compensation and reimbursement of expenses and the reasonableness of any fees and expenses authorized to be paid or reimbursed under the Bankruptcy Code or the Plan;

(h) to determine any applications or motions pending on the Effective Date for the assumption and/or assignment or rejection of any Executory Contract and to hear and determine, and, if need be, to liquidate any and all Claims and/or disputes arising therefrom;

(i) to determine any and all applications, adversary proceedings, and contested matters that may be pending on the Effective Date;

(j) to consider any modification of the Plan, whether or not the Plan has been substantially consummated, and to remedy any defect or omission or to reconcile any inconsistency in any order of the Bankruptcy Court, to the extent authorized by the Plan or the Bankruptcy Court;

(k) to determine all controversies, suits, and disputes that may arise in connection with the interpretation, enforcement, or consummation of the Plan, any Plan Document, or the Contribution Agreement;

(l) to consider and act on the compromise and settlement of any Claim against or Cause of Action by or against the Debtor arising under or in connection with the Plan or any Plan Document;

(m) to issue such orders in aid of execution of the Plan as may be authorized by Bankruptcy Code § 1142;

(n) to protect any Person against any Claims or Interests released pursuant to Article IX of the Plan; and

(o) to determine such other matters or proceedings as may be provided for under Title 28 or any other title of the United States Code, the Bankruptcy Code, the Bankruptcy Rules, other applicable law, the Plan, or in any order or orders of the Bankruptcy Court, including, but not limited to, the Confirmation Order or any order that may arise in connection with the Plan or the Confirmation Order.

10.3. Failure of Bankruptcy Court to Exercise Jurisdiction. If the Bankruptcy Court abstains from exercising or declines to exercise jurisdiction, or is otherwise without jurisdiction over any matter arising out of this Case, including the matters set forth in this Article X, this Article X shall not prohibit or limit the exercise of jurisdiction by any other court having competent jurisdiction with respect to such matter.

ARTICLE XI

MISCELLANEOUS PROVISIONS

11.1. Governing Law. Except to the extent the Bankruptcy Code or Bankruptcy Rules are applicable, and subject to the provisions of the Plan Documents and any other agreement or document entered into in connection with the Plan, the rights and obligations arising under the Plan shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, without giving effect to the principles of conflicts of law thereof.

11.2. Revocation or Withdrawal of the Plan. The Debtor reserves the right to revoke or withdraw the Plan prior to the Confirmation Date. If the Debtor so revokes or withdraws the Plan, then the Plan shall be null and void and, in such event, nothing contained herein shall be deemed to (a) constitute a waiver or release of any Claims by or against, or any Interests in, the Debtor or any other Person, or (b) prejudice in any manner the rights of the Debtor or any Person in any further proceedings involving the Debtor.

11.3. Successors and Assigns. The rights, benefits, and obligations of any Person named or referred to in the Plan shall be binding upon, and shall inure to the benefit of, the heirs, executors, administrators, successors, or assigns of such Person.

11.4. Time. In computing any period of time prescribed or allowed by the Plan, the provisions of Bankruptcy Rule 9006(a) shall apply, and, among other things, the day of the act, event, or default from which the designated period of time begins to run shall not be included. The last day of the period so computed shall be included, unless it is not a Business Day or, when the act to be done is the filing of a paper in court, a day on which weather or other conditions have made the clerk’s office inaccessible, in which event the period runs until the end of the next day which is not one of the aforementioned days. When the period of time prescribed or allowed is less than eight calendar days, intermediate days that are not Business Days shall be excluded in the computation.

11.5. Modification of the Plan. The Debtor or the Reorganized Debtor, as the case may be, reserve the right to alter, amend, or modify the Plan prior to or after the entry of the Confirmation Order in accordance with Bankruptcy Code § 1127.

11.6. Administrative Claims Bar Date. The Holder of an Administrative Claim (except for an Administrative Claim based upon Professional Fees, the allowance and timing for filing of applications for Professional Fees being governed by Section 11.7 of this Plan) arising prior to the Effective Date (other than for goods or non-professional services provided to the Debtor during this Case in the ordinary course of the Debtor’s business) must file a request for payment on or before 30 days after the Effective Date for such Administrative Claim to be eligible to be considered an Allowed Claim.

11.7. Professional Fees. No Professional Fees shall be paid except as specified herein or as allowed by an order of the Bankruptcy Court. All final applications for Professional Fees shall be filed with the Bankruptcy Court not later than thirty (30) days after the Effective Date. Without limiting the foregoing, the Reorganized Debtor will pay the amount it incurs after the Effective Date with respect to the reasonable fees, disbursements, expenses, or related support services of any Professional, as applicable (including the reasonable fees and expenses a Professional may incur following the Effective Date relating to its preparation and prosecution of an application for payment of Professional Fees), without application to, or order of, the Bankruptcy Court.

11.8. Payment of Statutory Fees. Prior to the Effective Date, the Debtor shall pay any fees, charges, or interest assessed against the Estate under 28 U.S.C. § 1930. Between the Effective Date and the entry of a final decree in this Case, the Reorganized Debtor shall pay any fees, charges, or interest assessed against the Estate under 28 U.S.C. § 1930 and, in connection therewith, shall assume responsibility for filing the necessary disbursement reports.

11.9. Claims Objection Deadline. Unless an earlier time is set by an order of the Bankruptcy Court, all objections to Claims or Interests must be filed by the Claims Objection Deadline; provided, however, that no such objections may be filed against any Claim or Interest after the Bankruptcy Court has determined by entry of a Final Order that such Claim or Interest is an Allowed Claim or Interest.

11.10. Deletion of Certain Classes. Any Class of Claims that is not occupied as of the date of the commencement of the Confirmation Hearing by an Allowed Claim or a Claim temporarily allowed under Bankruptcy Rule 3018 shall be deemed deleted from the Plan for all purposes.

11.11. Applicability of Bankruptcy Code § 1125. The protection afforded by Bankruptcy Code § 1125(e) with regard to the solicitation of acceptances or rejections of the Plan shall apply to the fullest extent provided by law, and the entry of the Confirmation Order shall constitute the determination by the Bankruptcy Court that the Debtor and its respective officers, directors, partners, employees, members, agents, attorneys, accountants, financial advisors, investment bankers, dealer-managers, placement agents, and other professionals have acted in good faith and in compliance with the applicable provisions of the Bankruptcy Code pursuant to Bankruptcy Code § 1125(e) and therefore are not liable on account of such solicitation or participation for violation of any applicable law, rule, or regulation governing solicitation of acceptance or rejection of a plan or the offer, issuance, sale, or purchase of securities.

11.12. Bankruptcy Code § 1145 and Other Exemptions. Pursuant to Bankruptcy Code § 1145(a)(1), the issuance of the New Common Stock to the Holders of Interests shall be exempt from the registration requirements of the Securities Act and any state or local laws requiring registration for the offer or sale of securities. All such securities, when issued or sold, shall be freely transferable by the recipients thereof, subject to: (i) the provisions of Bankruptcy Code § 1145(b) relating to “underwriters,” as defined therein; (ii) any restrictions contained in the terms of the securities themselves; or (iii) any restrictions on the securities that have been agreed to by the holder of the securities with respect thereto. Any securities to be issued to the Holders of Interests under the Plan shall be issued without further act or action under applicable law, regulation, order, or rule. The issuance of New Common Stock to the Funding Party or any investor therein pursuant to the Contribution Agreement shall not be exempt from the registration of the Securities Act or any state or local laws requiring registration for the offer or sale of securities by virtue of Bankruptcy Code § 1145(a)(1). To the maximum extent permitted by law, pursuant to Section 4(2) of the Securities Act, Regulation D of the Securities Act, Rule 701 promulgated under the Securities Act, or otherwise, the issuance of any shares of common stock of the Reorganized Debtor shall be exempt from the registration requirements of the Securities Act and any state or local laws requiring registration for the sale of securities.

11.13. Bankruptcy Code § 1146(a) Exemption. Pursuant to Bankruptcy Code § 1146(a), the issuance, transfer, or exchange of any security under the Plan; the making or delivery of any instrument of transfer pursuant to, in implementation of, or as contemplated by the Plan; and the revesting, transfer, assignment, or sale of any real or personal property the Debtor pursuant to, in implementation of, or as contemplated by the Plan or the Contribution Agreement shall not be taxed under any state or local law imposing a stamp tax, transfer tax, or similar tax or fee.

11.14. Substantial Consummation. On the Effective Date, the Plan shall be deemed to be substantially consummated under Bankruptcy Code §§ 1101 and 1127(b).

11.15. Rules of Interpretation. For purposes of the Plan: (i) whenever from the context it is appropriate, each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine, or neuter gender shall include the masculine, feminine, and the neuter gender; (ii) any reference in the Plan to a contract, instrument, release, indenture, or other agreement or document being in a particular form or on particular terms and conditions means that such document shall be substantially in such from or substantially on such terms and conditions; (iii) any reference in the Plan to an existing document or exhibit filed, or to be filed, shall mean such document or exhibit, as it may have been or may be amended, modified, or supplemented in accordance with its terms; (iv) unless otherwise specified, all references in the Plan to Sections, Articles, and Exhibits are references to Sections, Articles, and Exhibits of or to the Plan; (v) the words “herein” and “hereto” refer to the Plan in its entirety rather than to a particular portion of the Plan; (vi) captions and headings and references to Articles and Sections are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of the Plan; (vii) the terms “including,” “including, but not limited to,” and “including, without limitation,” shall be deemed interchangeable and given the same interpretation; and (viii) the rules of construction set forth in Bankruptcy Code § 102 shall apply.

11.16. Severability. Except as to terms which, if unenforceable, would frustrate the overall purposes of this Plan, should any provision in the Plan be determined to be unenforceable, such determination shall in no way limit or affect the enforceability and operative effect of any or all other provisions of the Plan.

11.17. Implementation. The Debtor and the Old PubliCARD Common Stock Transfer Agent shall take all steps and execute all documents, including appropriate releases and certificates, reasonably necessary or appropriate to effectuate the provisions contained in this Plan.

11.18. Inconsistency. In the event of any inconsistency between the Plan and the Disclosure Statement, the provisions of the Plan shall govern; in the event of any inconsistency between the Plan and any Plan Document, the provisions of such Plan Document shall govern (except to the extent of any such inconsistencies that are adverse to the Debtor or the Reorganized Debtor, in which case the Plan shall govern).

11.19. Service of Documents. Any pleading, notice, or other document required by the Plan to be served on the Debtor or the Reorganized Debtor shall be sent by first class U.S. mail, postage prepaid, to:

PubliCARD, Inc.
75 Rockefeller Plaza, 16th Floor
New York, NY 10019
Attn: Joseph E. Sarachek

with a copy to:

Law Offices of David C. McGrail
676A Ninth Avenue #211
New York, New York 10036
Attn: David C. McGrail, Esq.

11.20. Compromise of Controversies. Pursuant to Bankruptcy Rule 9019, and in consideration of the classification, distribution, and other benefits provided under the Plan, the provisions of this Plan shall constitute a good faith compromise and settlement of all Claims or controversies resolved pursuant to the Plan (including, without limitation, as set forth in Article IX hereof). The entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of each of the compromises or settlements provided for in the Plan, and the Bankruptcy Court’s findings shall constitute the Bankruptcy Court’s determination that such compromises and settlements are in the best interests of the Debtor, the Reorganized Debtor, the Estate, and any Person holding Claims against or Interests in the Debtor.

11.21. No Admissions. Notwithstanding anything herein to the contrary, nothing contained in the Plan shall be deemed as an admission by an Person with respect to any matter set forth herein.

11.22. Filing of Additional Documents. On or before the Effective Date, the Debtor may file with the Bankruptcy Court such agreements and other documents as may be necessary and appropriate to effectuate and further evidence the terms and conditions of the Plan.

11.23. Further Actions. The Debtor Parties and the Funding Party shall be authorized to execute, deliver, file, or record such documents, contracts, instruments, certificates, releases, and other agreements and to take such other action as may be reasonably necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan, any Plan Document, and the transactions contemplated herein and therein.

Dated: November 19, 2007

PUBLICARD, INC. Debtor and Debtor-in-Possession

	By:	/s/ Joseph E. Sarachek
Joseph E. Sarachek Chief Executive Officer

By:	/s/ Jay S. Goldsmith
Jay S. Goldsmith Director

By:	/s/ Harry I. Freund
Harry I. Freund Director

By:	/s/ Emil Vogel
Emil Vogel Director

By:	/s/ Larry G. Schafran
Larry G. Schafran Director

By:	/s/ Clifford B. Cohn
Clifford B. Cohn Director

Submitted by:

/s/ David C. McGrail
LAW OFFICES OF DAVID C. MCGRAIL David C. McGrail 676A Ninth Avenue #211 New York, New York 10036

Counsel to PubliCARD, Inc.